Exhibit 23.1

Consent Of Independent Registered Public Accounting Firm

The Board of Directors

Costco Wholesale Corporation:

We consent to incorporation by reference in the registration statements (Nos. 33-57585, 333-21093, 333-82782, 333-120523, 333-129172 and 333-135052) on Form S-8 and the registration statements (Nos. 333-40049, 333-72122 and 333-125637) on Form S-3 of Costco Wholesale Corporation of our report dated November 16, 2006, with respect to the consolidated balance sheets of Costco Wholesale Corporation as of September 3, 2006 and August 28, 2005, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for the 53-week period ended September 3, 2006 and the 52-week periods ended August 28, 2005 and August 29, 2004, management’s assessment of the effectiveness of internal control over financial reporting as of September 3, 2006 and the effectiveness of internal control over financial reporting as of September 3, 2006, which reports appear in the September 3, 2006 annual report on Form 10-K of Costco Wholesale Corporation.

Our report refers to the Company’s adoption of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” and Securities and Exchange Commission Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in the Current Year Financial Statements,” effective August 29, 2005, the beginning of the Company’s fiscal year ended September 3, 2006.

/s/ KPMG LLP

Seattle, Washington

November 16, 2006